Exhibit 99.2

Southwest Airlines Co. Gary C. Kelly Executive Chairman 2702 Love Field Drive Dallas, TX 75235-1611

September 10, 2024

Dear Southwest Shareholders,

I’ve had the great honor and privilege to serve as an Employee and Officer of Southwest Airlines for the past 38 years. Throughout that time, I have been committed to communicating with all of our constituents with open, honest, and transparent updates. This letter is among the most important.

Yesterday, two of our independent Directors and I met with Elliott Investment Management at its New York office. Our objective was to meet, in person, and commence a productive dialogue, which I believe we successfully achieved. We have been committed to engaging constructively with Elliott since its initial announcement of its investment in Southwest on June 10 and have solicited feedback from a range of other Shareholders on the issues Elliott raised in its presentation and other public communications. In our meeting with Elliott yesterday, we shared a specific framework to address its concerns about corporate governance and performance, and we are continuing to engage constructively toward a collaborative resolution in the near term. In the meantime, it is important that we not delay the meaningful Board refreshment and corporate governance changes already underway, which we discussed with Elliott, and I have outlined below. Before I do so, however, I offer a brief perspective.

Southwest is unquestionably the most successful commercial carrier in the history of aviation. All the credit goes to the People of Southwest and their strong Culture. From my seat since joining in 1986 as Controller, the Company’s value has grown 60-fold. It had an unprecedented, uninterrupted profit streak of 47 years – despite wars; recessions; oil price spikes; 9/11; the Great Recession, and all along, an airline environment so brutally competitive that every major airline in existence in 1986 other than Southwest is either gone or has gone bankrupt. Southwest’s profit streak was only interrupted by the pandemic, as even Southwest was not immune to COVID-19. However, the years preceding the pandemic saw Southwest producing record returns on invested capital and to Shareholders. Since I stepped down as CEO in 2022, Southwest has continuously strived to uphold this track record, while maintaining our passion to serve our Customers and care for our Southwest Family. Southwest has shown, for more than 53 years, that these endeavors are not mutually exclusive. In fact, they work in harmony.

The past several years emerging from the destruction of the pandemic have been especially challenging, with soaring industry costs and capacity. Our performance has fallen short of our expectations. We’ve faced challenges many times and have overcome them. We are taking swift and bold action, and we will overcome these challenges, too. The Southwest leadership team, with oversight from the Board, has been pursuing meaningful, tactical changes to the route network; revenue management techniques; and marketing, merchandising, and distribution methods. A thorough, comprehensive, and urgent analysis and evaluation of our strategy has been underway since last year that will transform Southwest, yet again, and further strengthen our position as the friendly, reliable and low-cost airline of choice.

Our team, under Bob Jordan’s leadership, recently announced significant changes to our business model – assigned seating; offering more premium options; red-eye flights – with more to come at our long-planned Investor Day on September 26. Our imperative is to maintain the essence of what makes Southwest unique, special, successful, and in a category of one. This transformation will be fueled by our world-class Culture with the best People in the business who have a passion for serving others. It will substantially increase our profitability and Shareholder value and return Southwest to a sustained industry leadership position.

Now, let’s turn to our plan.

Southwest Shareholders

September 10, 2024

ISSUE NO. 1: CEO

The Board and leadership of Southwest unanimously support Bob Jordan as CEO. Bob has a proven track record over decades and, most importantly, he has what it takes to lead Southwest through a significant transformation and usher in a new era of profitable growth, innovation, and industry leadership. Bob is a hands-on, detailed, and insightful thinker with a deep knowledge of this complex industry and business. More importantly, he understands Southwest, our Culture, and our unique brand. As Executive Vice President & President of AirTran following Southwest’s acquisition, he successfully integrated it into Southwest’s operation. As Chief Commercial Officer, he was instrumental in the development of Southwest’s e-commerce platform, southwest.com®; the launch of the all-new and highly successful Southwest Airlines Rapid Rewards® program; the refresh of the Southwest brand; the expansion of the route network domestically and the introduction of international flights; and, during the pandemic, led efforts that allowed over ten thousand Employees to take voluntary leaves, critical to managing our cash burn during the crisis.

Through a variety of leadership roles, Bob has been instrumental in ensuring Southwest’s strong financial performance over the last 20 years. He is a strong, passionate, and results-driven leader who is widely respected throughout the Company and beyond. Only 2.5 years into his role as CEO, he is leading the bold plan to transform Southwest, maintain our strong financial position – in a very challenging industry littered with many failures – and drive Shareholder value. Despite this challenging period, his courage and resolve have been unwavering, but more time is needed. The added component of leadership change in the middle of Southwest’s largest transformation to date is simply a risk that the Company and its Shareholders do not need and cannot afford. This Board will hold Bob and his leadership team strictly accountable to executing these plans and delivering Shareholder returns.

ISSUE NO. 2: BOARD CHAIR

I’ve been Chairman since Herb Kelleher retired after 30 years in 2008, and it has been an honor to serve in that role. Since I retired as CEO in 2022, my additional duties as Executive Chairman, primarily, have been governmental and community affairs, along with strategies and innovations like sustainable aviation fuels. During our meetings with Shareholders, we fielded questions about my role and Bob’s role as our CEO. Make no mistake, Bob runs this airline as CEO, and that has been the case since 2022 when I retired. My role has been leading Board oversight, but it has always been transitional, which begs the question as to our vision for the role going forward. I love this Company and its People, and I have been loyal and devoted for nearly four decades. That’s not entrenchment. While my heart will always be with Southwest and a part of me would love to continue supporting this great Company day-to-day, I recognize it is critical to demonstrate my immense confidence and support for Bob Jordan as CEO to all our Stakeholders. He and his extremely dedicated, talented and proven leadership team are vital to executing these plans. So, as we enter this next era, my role will come to a close at the end of my term – I will be retiring from the Board and my Executive Chairman position at Southwest’s 2025 Annual Meeting of Shareholders in the spring, and our Board will decide a new Chair at that time. The next generation is more than ready to take the mantle of leadership and is already executing the plan that continues to build on our legacy of success. I had intended to consider this next year as part of our continuing efforts to refresh the Board, but I’ve since decided it is more important to expedite the plan in an effort to put this governance debate behind us and allow Bob and his team to focus exclusively on running the airline and restoring our industry leading performance.

ISSUE NO. 3: REFRESH THE BOARD

We have been refreshing our Board since emerging from the punishing environment of the pandemic in late 2021, while also transitioning the CEO role to Bob Jordan. Since then, we have added eight new independent

Southwest Shareholders

September 10, 2024

Directors, while five have retired. Consistent with Elliott’s proposal and our preexisting intent to continue refreshing the Board, and based on feedback from many Shareholders, we have accelerated these efforts. At our upcoming regularly scheduled Board meeting in November, six of our current Directors will retire from the Board, and the Board anticipates appointing four new independent Directors in the near future, including due consideration of up to three of Elliott’s candidates. This is the framework we proposed to Elliott yesterday.

Directors David Biegler (Compensation Committee Chairman); Veronica Biggins (Nominating and Corporate Governance Committee Chair); Senator Roy Blunt; Dr. William Cunningham (Lead Director); Dr. Thomas Gilligan (Audit Committee Chairman); and Jill Soltau have decided to retire from the Board. Following their departures in November, the newly constituted Board will elect a new Lead Director; a new Audit Committee Chair; a new Compensation Committee Chair; and a new Nominating and Corporate Governance Committee Chair.

I am deeply appreciative of the outgoing Directors who have brought exceptional experiences, insights, and expertise to the Boardroom for the benefit of our Shareholders. Bill and David were appointed to the Board when Herb Kelleher was Chairman and have helped steer us through many challenges and achieve tremendous accomplishments over their 24 and 18 years, respectively. Veronica joined us 13 years ago and was previously on the AirTran Board. She was instrumental to our successful acquisition and integration of AirTran, along with her expert leadership of our nominating and corporate governance efforts. Tom joined us nine years ago with a unique background in economics and perspectives from leading the Hoover Institution as Executive Director. While newer to our Board, I am especially grateful to Jill and Senator Blunt for their graciousness in helping Southwest in its efforts to refresh our Membership and respond to Shareholder feedback.

Make no mistake, our Board fully understands we are elected by you to serve our Shareholders.

ISSUE NO. 4: NEW BOARD COMMITTEE

Consistent with feedback from Shareholders, we have eliminated the Executive Committee structure and formed a new Finance Committee, with a mandate focused on assisting the Board with oversight over financial, operational, and business plans and strategies, major transactions, capital structure and capital allocation priorities, among other duties. In connection with the planned Director retirements in November and other Board committees being reconstituted at that time, the Finance Committee also will be reconstituted to include both new and incumbent Directors with relevant strategy and financial expertise.

ISSUE NO. 5: NEW BUSINESS PLAN

I am confident the meaningful changes made to our route network; revenue management techniques; and marketing, merchandising and distribution methods – as well as significant new operational initiatives – collectively will transform the airline and usher in the next era of Customer loyalty and strong financial performance. All of these changes reflect significant discussion and debate in the Boardroom and are informed by direct feedback from Shareholders over many months, including on pertinent issues such as the magnitude and pace of our growth, our ability to forecast accurately, and how to continuously innovate in ways that are accretive financially and to the unique Southwest brand.

I am hopeful that all our Shareholders will be as enthused as I am over the direction our leadership and Board are taking us, which you will hear a lot more about at our Investor Day on September 26.

Overseeing the development and execution of our ambitious yet eminently achievable business plan has been the Board’s top priority. We have the right Directors on the Board who are focused on the details, including our newest Directors Rakesh Gangwal and Lisa Atherton, who bring unique and complementary aviation experience.

Southwest Shareholders

September 10, 2024

To supplement the Board’s oversight, we have brought in outside experts and consultants who have provided independent scrutiny and comprehensive analyses of the plan, including former CEO of Spirit Airlines and AirTran Airways, Robert Fornaro.

Bob Jordan has the right team and the right plan for Southwest’s future, and he has all the tools and expertise needed to ensure its successful execution.

SUMMARY

We acknowledge that significant changes are necessary to position Southwest for the future and are committed to implementing those changes. Our Board welcomes input from all Shareholders and is pleased that yesterday’s meeting with Elliott was constructive, and that we are maintaining an open dialogue about changes underway at Southwest and how Elliott and its Board candidates may contribute to those.

The Company has a tremendous amount of work to do but the path is clear:

1.

CEO Bob Jordan has the Board’s unanimous support and, along with our executive leadership team, is vital to executing the transformative business plan. They will be held accountable for executing the plan.

2.	I will step down from the Board and as Executive Chairman at our 2025 Annual Shareholders Meeting, at which time the Board will elect a new Chairman.

3.

Six of our current Directors will retire from the Board at our regularly scheduled Board meeting in November, and the Board anticipates appointing four new independent Directors in the near future, with due consideration being given to filling up to three of those positions with candidates from Elliott’s slate.

4.	We have established a new Board Finance Committee with oversight of the Company’s strategy and financial performance.

5.	We will share a comprehensive updated business plan at our September 26 Investor Day in Dallas.

MOVING FORWARD TOGETHER

Southwest is the most successful airline in history, a disruptive force, and has been an industry leader for decades. The People of Southwest and their strong Culture deserve all the credit. We are determined to continue that history of excellence. We have an amazing array of strengths that have been sustained and survived the test of time. We have a strong Culture that is admired universally and a history of taking care of our People, demonstrated by never having an involuntary layoff or pay cut, which is unprecedented for our industry. We have a strong brand, are famous for our passionate, friendly Customer Service, and as a result, have devoted fans and loyal Customers. No future management team or Board must ever squander our Culture or our passion for Customer Service.

We have one of the world’s largest fleets and one of the nation’s strongest route networks. We have the industry’s only all-investment grade balance sheet, an exceptional strength that is a testament to the excellent and prudent financial management over five decades. No future management team or Board must ever squander that in the face of this very challenging, capital-intensive, labor-intensive, energy-intensive, cyclical, and brutally competitive business.

Finally, we have the best team in the business.

Southwest Shareholders

September 10, 2024

Now is the time for change. It’s time to shake things up, not just stir them a bit. The wisdom comes in knowing what to change and what not to change. We know that changes are required to some of our historic business practices. We know we will need to continually bring in new talent – in leadership and on the Board. We know we will need to continue to invest and transform. All that is underway, while carefully evaluating the choices and executing with excellence the committed plans. Maintaining the core, the essence of Southwest while transforming the business is not mutually exclusive. Taking care of our Employees, while taking care of Customers, all while creating value for Shareholders are also not mutually exclusive aspirations. All are important.

On behalf of our Board, we are very grateful for your investment and support in Southwest and for your earnest feedback. We are eager for your continuing input, and we look forward to providing additional updates this month.

Kindest Regards,

Gary Kelly

Executive Chairman of the Board of Directors

Cautionary Statement Regarding Forward-Looking Statements

This letter to Shareholders contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Specific forward-looking statements include, without limitation, statements related to the Company’s challenges, focus areas, goals, and initiatives, including with respect to increasing profitability and Shareholder value and returning the Company to a sustained industry leadership position. These forward-looking statements are based on the Company’s current estimates, intentions, beliefs, expectations, goals, strategies, and projections for the future and are not guarantees of future performance. Forward-looking statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) the impact of fears or actual outbreaks of diseases, extreme or severe weather and natural disasters, actions of competitors, consumer perception, economic conditions, fuel prices, banking conditions, fears or actual acts of terrorism or war, sociodemographic trends, and other factors beyond the Company’s control, on consumer behavior and the Company’s results of operations and business decisions, plans, strategies, and results; (ii) the Company’s ability to timely and effectively implement, transition, operate, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives, including with respect to revenue management; (iii) the cost and effects of the actions of activist shareholders; (iv) the Company’s ability to obtain and maintain adequate infrastructure and equipment to support its operations and initiatives; (v) the Company’s dependence on The Boeing Company (“Boeing”) and Boeing suppliers with respect to the Company’s aircraft deliveries, fleet and capacity plans, operations, maintenance, strategies, and goals; (vi) the Company’s dependence on the Federal Aviation Administration with respect to safety approvals for the Company’s new cabin layout and the certification of the Boeing MAX 7 aircraft; (vii) the Company’s dependence on other third parties, in particular with respect to its technology plans, its plans and expectations related to revenue management, operational reliability, fuel supply, maintenance, Global Distribution Systems, and the impact on the Company’s operations and results of operations of any third party delays or non-performance; (viii) the

Southwest Shareholders

September 10, 2024

Company’s ability to timely and effectively prioritize its initiatives and focus areas and related expenditures; (ix) the impact of governmental regulations and other governmental actions on the Company’s business plans, results, and operations; and (x) other factors, as described in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including the detailed factors discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024.

Important Additional Information

The Company intends to file a proxy statement and a WHITE proxy card with the SEC in connection with the solicitation of proxies for the Company’s next meeting of Shareholders (whether an Annual or Special Meeting of Shareholders (the “Shareholder Meeting”)). SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH, OR FURNISHED TO, THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SHAREHOLDER MEETING. Shareholders will be able to obtain the Company’s proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at https://www.southwestairlinesinvestorrelations.com/financials/sec-filings.

Participant Information

For participant information, see the Company’s soliciting material filed as “DEFA14A” with the SEC on August 30, 2024 and available here.